Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 No. 333-119102) of NeoMagic Corporation;

(2) Registration Statement (Form S-8 Nos. 333-119093, 333-30843, 333-57217, 333-88383, 333-50406, 333-70222, 333-102231, and 333-109023) of NeoMagic Corporation;

of our reports dated April 22, 2005, with respect to the consolidated financial statements and schedule of NeoMagic Corporation, NeoMagic Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of NeoMagic Corporation, included in this Annual Report (Form 10-K) for the year ended January 31, 2005.

/s/ Ernst & Young LLP

San Jose, California

April 22, 2005